Exhibit 16.1

KPMG LLP 345 Park Avenue New York, NY 10154-0102

June 20, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Argo Group International Holdings, Inc. and, under the date of March 18, 2024, we reported on the consolidated financial statements of Argo Group International Holdings, Inc. as of December 31, 2023 (Successor) and 2022 (Predecessor), for the period from November 16, 2023 through December 31, 2023 (Successor), and for the period from January 1, 2023 through November 15, 2023 (Predecessor) and for year ended December 31, 2022 (Predecessor). On June 20, 2024, we resigned.

We have read Argo Group International Holdings, Inc.’s statements included under Item 4.01 of its Form 8-K dated June 20, 2024, and we agree with such statements, except that we are not in a position to agree or disagree with any statements in the first paragraph and Item 4.01(b).

Very truly yours,

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.